UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 4, 2017

 EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34742	26-2828128
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Express Drive Columbus, Ohio	43230
(Address of principal executive offices)	(Zip Code)
(614) 474-4001
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note
On May 4, 2017, Express, Inc. announced that it intends to close all 17 of its retail stores in Canada and discontinue all operations through its Canadian subsidiary, Express Fashion Apparel Canada Inc. (“Express Canada”). In connection with the plan to close all Canadian stores, on May 4, 2017, certain of Express, Inc.’s Canadian subsidiaries filed an application with the Ontario Superior Court of Justice (Commercial List) in Toronto (the “Court”) seeking protection for Express, Inc.’s Canadian subsidiaries under the Companies’ Creditors Arrangement Act in Canada and the appointment of Alvarez & Marsal Canada as monitor to oversee the liquidation and wind-down process. Express Canada intends to begin conducting store closing liquidation sales in the middle of May with store closures to take effect on or around June 15, 2017, in each case with the consent of the Court. As a result of the foregoing, Express Canada and its subsidiaries will be deconsolidated from Express, Inc.’s financial statements as of May 4, 2017 and accounted for thereafter as an investment using the cost method of accounting.

Item 2.05 Costs Associated with Exit or Disposal Activities.
As a result of the planned Canadian store closures, Express, Inc. expects to incur pre-tax costs of approximately $6 million in the first quarter of 2017 and $22 to $28 million of pre-tax costs in the second quarter of 2017. The second quarter costs include an estimate for the impairment of the Express Canada investment and an estimate of certain claims that may be asserted against Express, Inc. or it subsidiaries as a result of such subsidiary's guarantee of certain lease obligations of Express Canada or other claims that may be made against Express, Inc. or it subsidiaries. Given the early stage of the exit activities, management’s estimates of losses are based on currently available information and its assessment of the validity of certain claims. These estimates may change as new information becomes available and it is reasonably possible that Express, Inc. may incur a material loss in excess of the estimated amounts. For additional information regarding expected costs and expected cash costs refer to Item 7.01, which is hereby incorporated by reference in this Item 2.05.

The information set forth under "Introductory Note" above is hereby incorporated by reference in this Item 2.05.

Item 2.06 Material Impairment.
Express, Inc. expects to incur non-cash, pre-tax impairment charges of approximately $6 million in the first quarter of 2017 related to certain Express Canada fixed assets based on expected store closings in the second quarter of 2017. In addition, in the second quarter of 2017, Express, Inc. expects to impair its investment in Express Canada based on the estimated fair value of Express Canada’s net assets. This impairment is expected to result in a non-cash, pre-tax charge of approximately $11 million.

The information set forth under "Introductory Note" above is hereby incorporated by reference in this Item 2.06.

Item 7.01 Regulation FD Disclosure.
Express, Inc. expects the wind-down of its Canadian operations to impact pre-tax profit on its consolidated financial statements in the range of $28 to $34 million in 2017, driven primarily by the write-down of its investment in Express Canada along with costs associated with exiting Canada. Express, Inc. expects to incur charges of approximately $6 million in the first quarter of 2017 and the remaining $22 to $28 million of exit costs in the second quarter of 2017. In addition, Express, Inc. anticipates tax benefits of approximately $7 million in the first quarter of 2017 and approximately $7 to $9 million in the second quarter of 2017. As a result, Express, Inc. expects to report an impact to net income in the range of $14 to $18 million in 2017, of which approximately $1 million of benefit is expected in the first quarter of 2017 and an impact of $15 to $19 million expected in the second quarter of 2017. Total after tax cash costs to exit Canada are expected to be in a range of $8 to $12 million. The impact of these exit costs was not included in the Company’s most recently provided guidance.

On May 4, 2017, Express, Inc. issued a press release announcing the events described above, which is furnished as Exhibit 99.1 to this Form 8-K, and is incorporated by reference herein.

Statements in this Form 8-K regarding plans to discontinue Canadian operations and the expected financial impacts related thereto are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause Express Inc.’s actual results to differ materially. Information concerning these risks and uncertainties can be found and are described in Item 1A of Express Inc.’s Form 10-K for the fiscal year ended January 28, 2017.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPRESS, INC.
Date: May 4, 2017	By	/s/ Periclis Pericleous
Periclis Pericleous
Senior Vice President, Chief Financial Officer and Treasurer